Exhibit 10.15

                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is made and entered into as of January 1, 1996 by and between CAPITAL FACTORS HOLDING, INC., a Florida corporation (the "Company"), CAPITAL FACTORS, INC., a Florida corporation ("Factors"), and JOHN W. KIEFER (hereinafter called the "Executive").

                                 R E C I T A L S

        A. The Executive is currently employed as President and Chief Executive Officer of the Company and of its direct and indirect subsidiaries, including Factors (collectively, the "Subsidiaries").

        B. The Executive possesses intimate knowledge of the business and affairs of the Company and the Subsidiaries, their policies, methods and personnel.

        C. The Board of Directors of the Company (the "Board") recognizes that the Executive has contributed to the growth and success of the Company and the Subsidiaries, and desires to assure the Company and the Subsidiaries of the Executive's continued employment and to compensate him therefor.

        D. The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company and the Subsidiaries.

        E. The Executive is willing to make his services available to the Company and the Subsidiaries on the terms and conditions hereinafter set forth.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

        1. EMPLOYMENT.

               1.1 EMPLOYMENT AND TERMS. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company and its Subsidiaries, including Factors, on the terms and conditions set forth herein.

               1.2 DUTIES OF EXECUTIVE. During the term of this Agreement, the Executive shall serve as the President and Chief Executive Officer of the Company and of such of the Subsidiaries, including Factors, as directed by the Board, shall diligently perform all services as may be assigned to him by the Board (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company and the Subsidiaries, render such services to the best of his ability, and use his best efforts to promote the interests of the Company and the Subsidiaries.

        2. TERM. The term of this Agreement, and the employment of the Executive hereunder, shall commence as of January 1, 1996 (the "Commencement Date") and shall expire on December 31, 2000 (the "Expiration Date"), unless sooner terminated prior to the Expiration Date in accordance with the terms and conditions hereof (the "Term").

        3. COMPENSATION.

               3.1 BASE SALARY. The Executive shall receive a base salary at the annual rate of $300,000 (the "Base Salary") during the term of this Agreement, with such Base Salary payable in installments consistent with the Company's or Capital Factors, Inc.'s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board or the Company's Compensation and Benefits Committee, be increased at any time or from time to time. At a minimum, the Base Salary shall be increased each year by $25,000.

               3.2 SIGNING BONUS AND COMPANY LOAN. Upon execution of this Agreement, the Company shall: (i) pay the Executive $250,000 in cash as a signing bonus, subject to applicable withholding and other taxes; and (ii) loan the Executive $100,000 (the "Company Loan"). The Company Loan shall bear interest at the "mid-term applicable federal rate" as such term is defined in
Section 1274(d) of the Internal Revenue Code. The entire principal balance together with all accrued interest thereon shall be due and payable in full on the earlier of (i) the Expiration Date or (ii) the termination of this Agreement. Notwithstanding the foregoing, the Company shall, for each December 31st during the Term that Executive continues to be employed by the Company, forgive 20 percent of the outstanding principal balance of the Company Loan together with all accrued interest attributable to the forgiven principal. In the event of the death or disability of the Executive, the Company Loan shall be forgiven in full. The Executive or his estate shall be responsible for all applicable withholding and other taxes attributable to the forgiveness of indebtedness and such forgiveness shall be expressly conditioned upon the Executive satisfying all such withholding and other tax obligations.

               3.3 ANNUAL BONUSES. The Executive shall be entitled to receive incentive compensation ("Incentive Compensation") for each year during the Term of this Agreement, commencing with the 1996 year, as set forth below:

                      (a) Attached hereto as Exhibits "A" and "B" is
Executive's strategic plan (the "Plan") for the Company and the Subsidiaries during the Term, including projections as to net revenues ("Projected Net Revenues") and net earnings before income taxes ("Projected EBT") as set forth on Exhibits "A" and "B." Exhibit "A" assumes completion of a Public Offering (as defined in Section 4.5 hereof). For purposes hereof, "Net Revenues" is the sum of (i) the difference between interest income and interest expense, (ii) factoring fees or commission income and (iii) other income. For purposes hereof, "EBT" is net earnings before income taxes or the difference between (i) Net Revenues and (ii) the sum of total operating expenses and any provisions, and is otherwise referred to in the Plan and on the Company's consolidated financial statements as "Income Before Income Taxes."

                      (b) Not less than 45 days prior to the beginning of each calendar year during the Term, the Executive shall propose an annual budget for the forthcoming year (the "Annual Budget"). Approval of each Annual Budget shall be in the sole discretion of the Board and the Company's Compensation and Benefits Committee. After 1996, in no event shall Net Revenues and EBT in any Annual Budget be less than Projected Net Revenues and Projected EBT as set forth on Exhibit "A" or Exhibit "B" hereto, as applicable, for the preceding calendar year, unless otherwise agreed by the Board and the Company's Compensation and Benefits Committee in its sole discretion. Exhibit "A" shall be used to determine Projected Net Revenues and Projected EBT if the Company has completed a Public Offering (as defined in Section 4.5 hereof) on or prior to the year applicable. Otherwise, Exhibit "B" shall be used to determined Projected Net Revenues and Projected EBT. For purposes of this Agreement, the Net Revenues and EBT as set forth in any Annual Budget shall be referred to as "Target Net Revenues" and "Target EBT" for the calendar year with respect to which the Annual Budget was prepared. Furthermore, Target Net Revenues and Target EBT for 1996 are $45,289,295 and $18,606,913, respectively, if an IPO is completed in 1996 and $43,915,787 and $17,233,405, respectively, if an IPO is not completed in 1996.

                      (c) Within 90 days after the end of each calendar year during the Term, the Company shall calculate Net Revenues for such preceding calendar year. In addition, the Company shall calculate an amount equal to the quotient of Net Revenues for such year divided by Target Net Revenues for such year (the "Net Revenues Realization Ratio"). For each such year, the Executive shall be entitled to a bonus (the "Net Revenues Bonus") equal to the product of
(i) Base Salary for the applicable year and (ii) the applicable percentage (the "Applicable Percentage") set forth on Exhibit "C" to this Agreement next to the Net Revenues Realization Ratio that is equal to or, if not equal, closest to but less than the Net Revenues Realization Ratio for that year. For example, the Net Revenues Bonus shall be 20% of Base Salary if Net Revenues = Target Net Revenues.

                      (d) Within 90 days after the end of each calendar year during the Term, the Company shall calculate EBT for such preceding calendar year. In addition, the Company shall calculate an amount equal to the quotient of EBT for such year divided by Target EBT for such year (the "EBT Realization Ratio"). For each such year, the Executive shall be entitled to a bonus (the "EBT Bonus") equal to the product of (i) Base Salary for the applicable year and
(ii) the Applicable Percentage set forth on Exhibit "D" to this

Agreement next to the EBT Realization Ratio that is equal to or, if not equal, closest to but less than the EBT Realization Ratio for that year. For example, the EBT Bonus shall be 80% of Base Salary if EBT = Target EBT.

                      (e) Net Revenues and EBT for each year during the Term shall be as reported on or calculated from the Company's annual audited consolidated financial statements for the Company's calendar year and shall be calculated in accordance with generally accepted accounting principles, applied consistently with prior periods.

                      (f) The Executive shall be entitled to receive the estimated amount of the Incentive Compensation (the "Estimated Incentive Compensation"), net of applicable withholding and other taxes, within fifteen
(15) days after the end of each year during the Term, such Estimated Incentive Compensation to be based on the Company's unaudited consolidated financial statements as reviewed and approved by the Board. The Estimated Incentive Compensation will be subject to upward or downward adjustment based on the Company's annual audited consolidated financial statements from the Company's independent certified public accountants (the "Adjustment"). The Adjustment shall be paid by the Executive to the Company, or shall be paid by the Company to the Executive, as the case may be, within fifteen (15) days of receipt of the Company's audited consolidated financial statements. In the event the Executive does not reimburse the Company for any Adjustment within such fifteen-day period, the Company shall have the right to offset the Adjustment against any other payments due to the Executive hereunder.

               3.4 DEFERRED COMPENSATION. The Executive shall be entitled to deferred compensation equal to .67 of his Base Salary (the "Deferred Compensation"), vesting and payable as set forth below, for each year during the Term that (i) both Net Revenues and EBT are equal to or greater than applicable Projected Net Revenues and Projected EBT as set forth in the applicable Plan (as determined in accordance with Section 3.3(b)), (ii) Net Revenues for such year have increased at least 13.5% over Net Revenues for the prior year, and (iii) EBT for such year has increased at least 22.5% over EBT for the prior year.

        The Executive's rights in and to the Deferred Compensation for each year shall vest as follows:

                      (i) The Executive shall vest in 50% of the Deferred Compensation payable for any year during the Term on the January 1 first following the third anniversary of December 31 of the year in which Deferred Compensation is earned by the Executive, provided that the Executive is still employed by the Company at such time;

                      (ii) The Executive shall vest in an additional 25% of the Deferred Compensation payable for any year during the Term on the January 1 first following the fourth anniversary of December 31 of the year in which Deferred Compensation is earned by the Executive, provided that the Executive is still employed by the Company at such time;

                      (iii) The Executive shall vest in the final 25% of the Deferred Compensation payable for any year during the Term on the January 1 first following the fifth anniversary of December 31 of the year in which Deferred Compensation is earned by the Executive, provided that the Executive is still employed by the Company at such time; and

                      (iv) Notwithstanding the foregoing, the Executive shall not be required to remain employed by the Company after the Expiration Date in order to vest in Deferred Compensation vesting after the Expiration Date, provided that the Executive is employed by the Company pursuant to this Agreement through the Expiration Date. Furthermore, should the Company and the Executive enter into another employment agreement or amend or extend this Agreement for an additional period of five years or more, then, immediately following the Expiration Date, the remaining unvested portion of the Deferred Compensation shall immediately become vested.

Subject to Section 3.6 hereof, upon or after the Executive's vesting in any Deferred Compensation, whether during or after the Term, such Deferred Compensation shall be paid to the Executive. Subject to Section 3.6 hereof, payments shall be made on the date on which the Executive's Deferred Compensation vests (the "Vesting Date"), or on such later date elected in writing by the Executive at least one year prior to the earlier of the Vesting Date or the Expiration Date.

               3.5 BOARD ELECTION ON PAYMENT OF COMPENSATION. At the election of the Board, all or any portion of the compensation or any other amounts due to the Executive pursuant to this Section 3 or any other section of this Agreement shall be paid by Factors.

               3.6 EVENT OF NON-DEDUCTIBILITY.

                   SECTION 162(M) LIMITS. Notwithstanding any other provision of this Agreement, if the Company becomes a separate publicly-held corporation (a "Separate Publicly Held Corporation") for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, "Section 162(m)"), then for each calendar year that ends after the first regularly scheduled meeting of the Company's shareholders that occurs more than 12-months after the Company becomes a Separate Publicly Held Company, payment of the portion (the "Section 162(m) Portion") of the Executive's Incentive Compensation earned for that calendar year that would not otherwise be deductible by reason of Section 162(m) (determined after taking into account all other remuneration required to be taken into account under Section 162(m) for the year), as well as payment of any Deferred Compensation earned for such year, shall be subject to the following conditions: (i) the performance goals set forth in Sections 3.3 and 3.4 that must be satisfied in order for the Section 162(m) Portion to be earned for that year shall be subject to the approval of, and may be modified by, the Compensation Committee of the Company, at such times as may be required for the Section 162(m) Portion to be deductible under Section 162(m); (ii) payment of the Section 162(m) Portion shall be subject to the approval by the shareholders of the Company of the material terms of the performance goals relating to the Section 162(m) Portion before the
Section 162(m) Portion is paid; and (iii) the maximum amount of Incentive Compensation and Deferred Compensation payable to the Executive is as set forth in Sections 3.3 and 3.4 and Exhibits "C" and "D." If and to the extent that any remuneration (including without limitation any Deferred Compensation) payable by the Company to the Executive for any year would exceed the maximum amount of such remuneration that the Company may deduct for that year by reason of Section 162(m), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Compensation and Benefits Committee of the Company, be deferred so that it shall become payable at such time or times as the Compensation and Benefits Committee of the Company reasonably determines that it first would be deductible by the Company under Section 162(m), with interest at the "short-term applicable federal rate" as such term is defined in Section 1274(d) of the Code. In addition, the grant of options to purchase shares of Common Stock pursuant to
Section 4.5 hereof shall be subject to and conditioned upon (i) the approval by either the Stock Option Committee of Capital Bancorp before the Company becomes a separate publicly-held corporation or the Compensation Committee of the Company after the Company becomes a separate publicly-held corporation, and (ii) the approval by shareholders of the Company after the Company becomes a separate publicly-held corporation, of a stock option plan pursuant to which the options shall be granted.

               3.7 NO PAYMENT IN VIOLATION OF APPLICABLE LAW OR REGULATION. Notwithstanding anything else contained herein, no payment shall be made hereunder that constitutes a golden parachute payment or prohibited indemnification payment in violation of 12 CFR Part 359.

        4. EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

               4.1 REIMBURSEMENT OF EXPENSES. During the term of Executive's employment hereunder, the Company or the Subsidiaries, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company or the Subsidiaries. The Executive shall account to the Company or the relevant Subsidiary in writing for all expenses for which reimbursement is sought and shall supply to the Company or the relevant Subsidiary copies of all relevant invoices, receipts or other evidence reasonably requested by the Company or the relevant Subsidiary.

               4.2 OTHER BENEFITS. The Executive shall be entitled to participate in all medical and hospitalization, group life insurance, and any and all other plans as are presently and hereinafter offered by the Company to its executives. The Executive shall be entitled to four weeks of vacation every year. During the term of this Agreement, the Company shall continue to pay for the Executive's membership in a country club on terms consistent with past practices.

               4.3 WORKING FACILITIES. The Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

               4.4 AUTOMOBILE. The Company shall continue to provide the Executive with the use of an automobile comparable to the existing automobile provided to Executive, together with reimbursement of the operating expenses thereof.

               4.5 STOCK OPTIONS. In the event the Company sells its common stock, par value $.01 per share (the "Common Stock"), pursuant to any registration statement declared effective under the Securities Act of 1933, as amended (the "Public Offering") during the Term, then, subject to the terms and conditions of this Section 4.5, the Company shall grant to the Executive sufficient non-qualified options to purchase the Company's Common Stock so that at the end of the Term, the Executive will have been granted non-qualified options to purchase one percent (1.0%) of the total issued and outstanding shares of the Company's Common Stock, after giving effect to the Public Offering. The number of shares of Common Stock subject to the options granted hereunder shall be adjusted for any subsequent stock splits, stock dividends or similar recapitalizations of the Company's Common Stock which results in an increase or decrease of the number of shares of outstanding Common Stock of the Company. Such options will be granted under (and therefore be subject to all terms and conditions of) the Company's stock option plan in effect at that time and all rules and regulations of the Securities and Exchange Commission applicable to stock option plans then in effect, and will contain such restrictions as required by the Board or applicable committee thereof. The options will (i) be granted upon effectiveness of the Public Offering, and (ii) have a per share exercise price equal to the Public Offering price of the Common Stock. The options shall vest as determined by the Board. The Executive may be considered for the grant of options under the Capital Bancorp Stock Option Plan pursuant to the terms thereof and subject to the restrictions contained therein, including those as to eligibility.

        5. TERMINATION.

               5.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for cause. For purposes of this Agreement, the term "cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust, (iii) any criminal act which is a felony, (iv) gross negligence in connection with the performance of the Executive's duties hereunder, (v) material and willful or knowing failure or refusal (other than as a result of a disability) by the Executive to perform his duties hereunder, or (vi) the written request by any regulatory agency that regulates Capital Bank or Capital Bancorp that the Executive be removed from his duties hereunder, such written request to set forth in detail the basis therefor. Any termination for cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Company's Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

               5.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 90 consecutive days. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iii) pay to the Executive a severance payment equal to three (3) months of the Executive's Base Salary at the time of such disability, (iv) pay to the Executive (within 45 days after such termination) a pro rata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3; provided that, for purposes of such calculation, (x) Net Revenues and EBT shall be calculated for the portion of the year through the end of the month prior to the month in which such termination occurs, and based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, (y) Target Net Revenues and Target EBT shall be modified by multiplying each by a fraction, the numerator of which is the number of months in the year through the month prior to the month in which termination occurs and the denominator of which is 12 and (z) in determining the Net Revenues Bonus and EBT Bonus, Base Salary shall be the amount of Base Salary actually paid to the Executive during the year of termination other than pursuant to Section 5.2(iii), and (v) pay to the Executive, within 45 days after the termination date, any Deferred Compensation earned in prior years during the Term, whether or not vested, and a pro rata portion of the Deferred Compensation for the current year, if any. Whether any Deferred Compensation is due for the current year shall be determined pursuant to Section 3.4(i)-(iii) after multiplying each of Net Revenues and EBT for the year through the month prior to the month in which termination occurs by a fraction, the numerator of which is 12 and the denominator of which is the number of months in the year through the month prior to the month in which termination occurs, and using the product of each in performing the calculations under Section 3.4(i)-(iii). If Deferred Compensation is due, the amount due shall be calculated by multiplying .67 by the amount of Base Salary paid to the Executive for the year other than pursuant to Section 5.2(iii). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

               5.3 DEATH. In the event of the death of the Executive during the term of his employment hereunder, the Company shall (i) pay to the estate of the Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive the Incentive Compensation, if any, not yet paid to the estate of the Executive for any year prior to the date of death, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iii) pay to the estate of the Executive (within 45 days after such termination) a pro rata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3; provided that, for purposes of such calculation, (x) Net Revenues and EBT shall be calculated for the portion of the year through the end of the month prior to the month in which such termination occurs, and based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, (y) Target Net Revenues and Target EBT shall be multiplied by multiplying each by a fraction, the numerator of which is the number of months in the year through the month prior to the month in which termination occurs and the denominator of which is 12 and (z) in determining the Net Revenues Bonus and EBT Bonus, Base Salary shall be the amount of Base Salary actually paid to the Executive during the year of termination, and (iv) pay to the estate of the Executive, within 45 days after the termination date, any Deferred Compensation earned in prior years during the Term, whether or not vested, and a pro rata portion of the Deferred Compensation for the current year, if any. Whether any Deferred Compensation is due for the current year shall be determined pursuant to Section 3.4(i)-(iii) after multiplying each of Net Revenues and EBT for the year through the month prior to the month in which termination occurs by a fraction, the numerator of which is 12 and the denominator of which is the number of months in the year through the month prior to the month in which termination occurs, and using the product of each in performing the calculations under Section 3.4(i)-(iii). If Deferred Compensation is due, the amount due shall be calculated by multiplying .67 by the amount of Base Salary paid to the Executive for the year. The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

               5.4 TERMINATION WITHOUT CAUSE. At any time the Company shall have the right to terminate the Executive's employment hereunder by written notice to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, 5.5 or 5.6), the Company shall
(i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) subject to the last sentence of this
Section 5.4, continue to pay the Executive's Base Salary through the

Expiration Date, in the manner and at such time as the Base Salary would otherwise have been payable to the Executive, (iii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iv) pay to the Executive (within 45 days after such termination) a pro rata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3; provided that, for purposes of such calculation, (x) Net Revenues and EBT shall be calculated for the portion of the year through the end of the month prior to the month in which such termination occurs, and based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, (y) Target Net Revenues and Target EBT shall be multiplied by multiplying each by a fraction, the numerator of which is the number of months in the year through the month prior to the month in which termination occurs and the denominator of which is 12 and (z) in determining the Net Revenues Bonus and EBT Bonus, Base Salary shall be the amount of Base Salary actually paid to the Executive during the year of termination other than pursuant to Section 5.4(ii), and (v) pay to the Executive, within 45 days after the termination date, any Deferred Compensation earned in prior years during the Term, whether or not vested, and a pro rata portion of the Deferred Compensation for the current year, if any. Whether any Deferred Compensation is due for the current year shall be determined pursuant to Section 3.4(i)-(iii) after multiplying each of Net Revenues and EBT for the year through the month prior to the month in which termination occurs by a fraction, the numerator of which is 12 and the denominator of which is the number of months in the year through the month in which termination occurs, and using the product of each in performing the calculations under Sections 3.4(i)-(iii). If Deferred Compensation is due, the amount due shall be calculated by multiplying .67 by the amount of Base Salary paid to the Executive for the year other than pursuant to Section 5.4(ii). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs). Notwithstanding the foregoing, if the Executive shall find other employment prior to the Expiration Date, then the Executive shall notify the Company in writing of the date and terms of such employment and the Company shall be entitled to reduce the amount payable to the Executive pursuant to Section (ii) during the period from the commencement of such other employment until the Expiration Date (the "Other Employment Period") by the compensation payable to the Executive for services rendered in connection with such other employment during the Other Employment Period. Nothing contained in this Section 5.4 or elsewhere herein shall relieve that Executive from any obligation to comply with any of the provisions of
Section 6 hereof, which shall remain binding on the Executive.

        5.5 RESIGNATION BY EXECUTIVE. The Executive shall at all times have the right, upon 90 days written notice to the Company, to terminate the Executive's employment hereunder. Upon any termination pursuant to this Section 5.5, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

        5.6 CHANGE IN CONTROL OF THE COMPANY. In the event that (x) a Change in Control (as hereafter defined) in the Company shall occur during the Term, and
(y) within one year of such Change in Control, the Executive is (i) assigned any position, duties or responsibilities that are significantly diminished or changed when compared with the position, duties or responsibilities of the Executive prior to such Change in Control, (ii) forced to relocate to another location more than 50 miles from his location prior to the Change in Control or
(iii) no longer provided coverage under benefit programs in existence prior to the Change in Control (unless a comparable substitute is offered) (any of (i) to (iii) being hereinafter referred to as an "Event"); then the Executive, by written notice to the Company at any time within the thirty (30) day period following the occurrence of an Event, shall have the right to terminate his employment hereunder. For purposes of this Agreement, the term "Change in Control" shall be deemed to have occurred if (a) Capital Bank and any other direct or indirect subsidiaries of Capital Bancorp ("Corporate Affiliates"), after aggregating all the shares of the Company held by such entities, no longer own enough shares of the Company to, in the aggregate, be the largest single shareholder of the Company, (b) Capital Bank and its Corporate Affiliates, in the aggregate, cease to own at least 25% of the outstanding Common Stock of the Company; or (c) there occurs any transaction which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan (collectively, "Transaction") that has the result that (i) shareholders of Capital Bancorp immediately before such Transaction cease to own at least 51% of the voting stock of Capital Bancorp or of any entity that results from the participation of Capital Bancorp in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction and (ii) any person or group of persons acting in concert acquire in excess of 40% or more of the outstanding voting stock of Capital Bancorp; provided, however, that it shall not constitute a "Change in Control" if all or part of the shares in the Company are distributed to shareholders of Capital Bancorp, regardless of the manner in which such shares are distributed. In the event that Capital Bank and Capital Bancorp make such a distribution then, thereafter, a "Change in Control" shall be deemed to have occurred only upon the following: (a) the shareholders of the Company shall approve and the Company shall consummate a plan of merger, consolidation, reorganization, liquidation or any other form of corporate transaction in which shareholders of the Company immediately before such transaction cease to own at least 51% of the voting stock of the Company or any other entity that results from the participation of the Company in any of the foregoing; or (b) the shareholders of the Company shall approve and the Company shall consummate a plan for the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company.

        Upon termination by the Executive pursuant to this Section 5.6, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iii) pay to the Executive (within 45 days after such termination) a pro rata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3; provided that, for purposes of such calculation, (x) Net Revenues and EBT shall be calculated for the portion of the year through the end of the month prior to the month in which such termination occurs, and based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, (y) Target Net Revenues and Target EBT shall be multiplied by multiplying each by a fraction, the numerator of which is the number of months in the year through the month prior to the month in which termination occurs and the denominator of which is 12 and (z) in determining the Net Revenues Bonus and EBT Bonus, Base Salary shall be the amount of Base Salary actually paid to the Executive during the year of termination other than as a lump sum pursuant to Section 5.6, (iv) pay to the Executive, within 45 days after the termination date, any Deferred Compensation earned in prior years during the Term, whether or not vested, and a pro rata portion of the Deferred Compensation for the current year, if any (whether any Deferred Compensation is due for the current year shall be determined pursuant to Section 3.4(i)-(iii) after multiplying each of Net Revenues and EBT for the year through the month prior to the month in which termination occurs by a fraction, the numerator of which is 12 and the denominator of which is the number of months in the year through the month in which termination occurs, and using the product of each in performing the calculations under Sections 3.4(i)-(iii). If Deferred Compensation is due, the amount due shall be calculated by multiplying .67 by the amount of Base Salary paid to the Executive for the year other than as a lump sum pursuant to this
Section 5.6); and (v) pay to the Executive a lump sum equal to the sum of (a) two years' Base Salary at the date of termination plus (b) the product of his Incentive Compensation for the prior year multiplied by two. In the event that the Executive's employment is terminated by the Company within one year following a Change in Control and Without Cause, then, in lieu of the compensation in clause (v) of this paragraph above, the Company shall pay to the Executive a lump sum equal to the sum of (a) two years' Base Salary at the date of termination and (b) the product of the sum of his Incentive Compensation and Deferred Compensation for the prior year multiplied by two. The Company shall also continue to pay the premiums for the same or substantially similar medical and hospitalization, life and other insurance coverage provided to the Executive pursuant to Section 4.2 hereof for a period of two years from the date of termination. In addition, all options held by the Executive to purchase shares of Common Stock shall immediately vest in the Executive, subject to any other restrictions contained in the applicable option agreement or option plan. The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

        6. RESTRICTIVE COVENANTS.

               6.1 NON-COMPETITION. For the period through the Expiration Date (except that, if the Executive's employment is terminated pursuant to Sections
5.4 or 5.6 hereof, the period shall be the greater of (i) one year after such termination date, but in no event beyond the Expiration Date, or (ii) (A) if the termination is pursuant to Section , the period of time that or for which the Executive is receiving Base Salary payments or (B) if the termination is pursuant to Section , the period of time with respect to which the Executive receives a lump sum Base Salary payment pursuant to Section (identified as two years in Section 5.6), the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly engages in competition with the Company in any state in which the Company operates or has a client or customer at the time of such termination; provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive is not a member of any control group (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer.

               6.2 NONDISCLOSURE. The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information pertaining to the business of the Company. Any confidential information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, customers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information.

               6.3 NONSOLICITATION OF EMPLOYEES AND CLIENTS. For the period through the Expiration Date, and for a period of two years following the Expiration Date (except that, the period shall be six months after the Expiration Date if (i) the Executive is employed by the Company on the Expiration Date, and (ii) the Company has not offered, at or prior to the Expiration Date, to employ the Executive after the Expiration Date on terms that provide for payment of (x) a base salary equal to or greater than the Base Salary (adjusted for cost-of-living increases) being paid to the Executive on the Expiration Date, and (y) incentive compensation on terms equal to or greater than the Incentive Compensation terms in effect as of the Expiration Date); the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (ii) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.

               6.4 BOOKS AND RECORDS. All books, records and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

               6.5 DEFINITION OF COMPANY. As used in this Section 6, the term "Company" shall also include Factors and any existing or future subsidiaries of the Company that are operating during the time periods described herein.

               6.6 ACKNOWLEDGEMENT BY EXECUTIVE. The Executive acknowledges and confirms that the length of the term of the provisions of this Section 6 and the geographical restrictions contained in Section 6.1 are fair and reasonable and not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that such covenants are fair and reasonable and are reasonably required for the protection of the interests of the Company, its affiliates, officers and directors, and to prevent irreparable harm to the foregoing. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6.

               6.7 SURVIVAL. The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

        7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in
Section 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

        8. ASSIGNMENT. The Executive agrees that the Company and Factors shall have the right to assign this Agreement. The Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.

        9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

        10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive, the Company and Factors (or any of their affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by the Company, Factors and the Executive.

        11. NOTICES: Any notice required or permitted to be given hereunder shall be deemed given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, (i) if to the Company or Factors, to the address of the Company's principal offices in Fort Lauderdale, Florida, with a copy to Capital Bank, 1221 Brickell Avenue, Miami, Florida 33133, Attention: President, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

        12. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company and Factors, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

        13. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

        14. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

        15. DAMAGES. Nothing contained herein shall be construed to prevent the Company, Factors and/or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

        16. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        17. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

        18. INDEMNIFICATION. Subject to limitations imposed by law, the Company shall indemnify the Executive to the fullest extent permitted by law.

        19. WAIVER OF JURY TRIAL. THE UNDERSIGNED EXPRESSLY (I) WAIVE ANY RIGHT TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR IN ANY WAY RELATED OR INCIDENTAL TO THE PERFORMANCE OF THE PARTIES' OBLIGATIONS HEREUNDER, AND (II) AGREE THAT THE COMPANY, FACTORS OR THE EXECUTIVE MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION 19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                    COMPANY:

                                             CAPITAL FACTORS HOLDING, INC.

                                             By: /s/ JAVIER J. HOLTZ

                                    FACTORS:

                                             CAPITAL FACTORS, INC.

                                             By: /s/ JAVIER J. HOLTZ

                                   EXECUTIVE:

                                             /s/ JOHN W. KIEFER
                                             JOHN W. KIEFER

                                   EXHIBIT "C"

                               NET REVENUES BONUS


           NET REVENUES
        REALIZATION RATIO                 APPLICABLE PERCENTAGE
- ------------------------------------   --------------------------

               .50                                 0.0
               .55                                 2.0
               .60                                 4.0
               .65                                 6.0
               .70                                 8.0
               .75                                 10.0
               .80                                 12.0
               .85                                 14.0
               .90                                 16.0
               .95                                 18.0
              1.00                                 20.0
              1.01                                 20.6
              1.02                                 21.2
              1.03                                 21.8
              1.04                                 22.4
              1.05                                 23.0
              1.06                                 23.4
              1.07                                 23.8
              1.08                                 24.2
              1.09                                 24.6
              1.10                                 25.0
              1.11-1.40
                              increase of 0.2% for each .01% increase in the
                                 Net Revenues Realization Ratio until the
                                  Applicable Percentage is 31% for a Net
                                    Revenues Realization Ratio of 1.40
              1.41-2.00
                              increase of 0.1% for each .01% increase in the
                                 Net Revenues Realization Ratio until the
                                  Applicable Percentage is 37% for a Net
                                    Revenues Realization Ratio of 2.00

              2.00+            No further increases in Applicable Percentage

                                   EXHIBIT "D"

                                    EBT BONUS


    EBT REALIZATION RATIO                            APPLICABLE PERCENTAGE
- -------------------------------                     ------------------------

                .50                                             0.0
                .55                                             8.0
                .60                                            16.0
                .65                                            24.0
                .70                                            32.0
                .75                                            40.0
                .80                                            48.0
                .85                                            56.0
                .90                                            64.0
                .95                                            72.0
               1.00                                            80.0
               1.01                                            82.4
               1.02                                            84.8
               1.03                                            87.2
               1.04                                            89.6
               1.05                                            92.0
               1.06                                            93.6
               1.07                                            95.2
               1.08                                            96.8
               1.09                                            98.4
               1.10                                           100.0
               1.11-1.40
                                                  increase of 0.8% for each .01%
                                                 increase in the EBT Realization
                                                    Ratio until the Applicable
                                                  Percentage is 124% for an EBT
                                                   Realization Ratio of 1.40
               1.41-2.00
                                                  increase of 0.4% for each .01%
                                                 increase in the EBT Realization
                                                    Ratio until the Applicable
                                                  Percentage is 148% for an EBT
                                                    Realization Ratio of 2.00

               2.00+                                     No further increases